EXHIBIT 99.1

[LOGO]

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2003 RESULTS

– Company Announces Share Repurchase Program –

Irvine, California – April 30, 2003 – Newport Corporation (Nasdaq: NEWP) today reported financial results for its first quarter ended March 31, 2003, reflecting a 3% sequential increase in sales, reduced losses and a 15% increase in orders compared with the fourth quarter of 2002.

The company also announced that its board of directors has approved a share repurchase program designed primarily to offset dilution from Newport’s employee stock programs. The authorization allows the company to purchase up to 3.9 million shares, or 10% of Newport’s currently outstanding stock. The purchases may be made from time to time in the open market or in privately negotiated transactions, and the timing and amount of the purchases will be based on factors including the company’s cash balances, expected cash requirements and general business and market conditions. The repurchase program is expected to utilize a total of between $10 million and $50 million of cash over the next 12 months.

For the first quarter of 2003, Newport recorded sales of $33.3 million and a loss from continuing operations of $3.9 million, or $0.10 per diluted share. In the fourth quarter of 2002, Newport had sales of $32.4 million and a loss from continuing operations of $4.3 million, or $0.11 per diluted share. During the first quarter of 2002, the company recorded sales of $43.0 million and a loss from continuing operations of $0.8 million, or $0.02 per diluted share. New orders received in the first quarter of 2003 totaled $32.5 million, a 15% increase compared with the fourth quarter of 2002, but a 15% decrease compared with the first quarter of 2002.

Results for all periods presented account for the company’s former metrology business and its Minnesota facility as discontinued operations, reflecting the divestiture of its metrology business in 2002 and the closure of its Minnesota facility in the first quarter of 2003. Including the discontinued operations, the company incurred a net loss of $5.9 million, or $0.15 per share, for the first quarter of 2003, compared with a net loss of $6.0 million, or $0.16 per share, in the fourth quarter of 2002 and a net loss of $18.7 million, or $0.50 per share, in the corresponding quarter of 2002. Newport’s net loss for the first quarter of 2002 included charges of $3.4 million, or $0.09 per share, related to the discontinued operations and a one-time, non-cash charge of $14.5 million, or $0.39 per diluted share, related to a cumulative effect of a change in accounting principle. The change in accounting principle resulted from a write-down of goodwill upon adoption of Statement of Financial Accounting Standards No. 142.

First quarter 2003 sales to semiconductor capital equipment companies were $11.3 million, approximately equal to the fourth quarter 2002 level, but below the $16.0 million recorded in the first quarter of 2002. New orders received from semiconductor customers in the first quarter of 2003 were $12.6 million, compared with $6.2 million in the fourth quarter of 2002 and $14.1 million in the first quarter of 2002. Robert G. Deuster, chairman and chief executive officer, said, “New orders from semiconductor equipment companies rebounded significantly from the very low levels of the fourth quarter, as we had expected. However, we do not view this rebound as an indication of a meaningful change in overall conditions in this market. We continue to believe that any significant recovery in this market will not occur until later in 2003, and expect that our orders from this market will be flat to slightly up over the next few quarters.”

Sales to customers in research, defense, life and health sciences and other end markets Newport serves were $19.7 million in the first quarter of 2003, essentially flat compared with the fourth quarter of 2002, but less than the $22.0 million recorded in the first quarter of 2002. New orders received from customers in these markets in the first quarter of 2003 were $17.8 million versus $20.3 million in the fourth quarter of 2002 and $19.6 million in the first quarter of 2002.

Sales to fiber optic customers in the first quarter of 2003 were $2.3 million compared with $1.5 million in the fourth quarter of 2002 and $5.0 million in the first quarter of 2002. New orders received from customers in this market in the first quarter of 2003 were $2.1 million versus $1.8 million and $4.5 million in the fourth and first quarters of 2002, respectively.

Deuster also stated, “Combined first quarter sales were slightly better than our previous quarter and our losses decreased, consistent with our expectations. Although the overall conditions in most of markets we serve are still unsettled, we indicated last quarter that we expected the fourth quarter of 2002 to be the low-water mark in terms of order intake, which thus far has proven to be the case. We continue to achieve new design wins with semiconductor original equipment manufacturers, which we expect will boost our sales to this market when it recovers. In the life and health sciences area, we are completing several of the key development efforts we have focused on over the last six months and expect to see continued sales and order growth in this market throughout 2003.”

The gross margin in the first quarter of 2003 was 33.2%, compared with 30.2% in the fourth quarter of 2002 and 31.8% in the first quarter of 2002. The improved gross margin was primarily the result of the cost reduction steps implemented by the company over the last 12 months.

Selling, general and administrative (SG&A) expense for the first quarter of 2003 totaled $11.6 million, slightly higher than the $11.2 million recorded in both the fourth and first quarters of 2002. The slight increase compared with the fourth quarter of 2002 resulted primarily from higher expenses in the current period for certain legal fees related to protecting our intellectual property. In addition, the first quarter of 2003 included a full period of SG&A expense related to MRSI for which there was not a full period of costs in the 2002 first quarter.

Research and development (R&D) expense for the first quarter of 2003 of $5.0 million reflected reduced spending compared with $5.5 million in the fourth quarter of 2002 and $6.1 million in the first quarter of 2002. The lower R&D expense in the current year period compared with the first quarter of 2002 resulted primarily from the company’s efforts to maximize the focus and efficiency of its R&D efforts, particularly in the fiber optic communications area. In addition, the first quarter of 2003 included a full period of R&D expense related to MRSI for which there was not a full period of costs in the 2002 first quarter.

Interest and other income, net of interest expense, consisting primarily of interest earned on marketable securities, totaled $1.6 million for the first quarter of 2003 compared with $3.0 million in the fourth quarter of 2002 and $2.5 million in the first quarter of 2002. The decrease compared with both prior year periods resulted primarily from lower gains realized from the sale of marketable securities and lower interest yields on cash and marketable securities.

The company recorded no tax benefit related to the loss due to the uncertain timing of recovering such benefits.

The company had $276.2 million in cash, cash equivalents and marketable securities at the end of the 2003 first quarter.

Deuster added, “Newport’s balance sheet and cash position remain strong. For over a year now, our board of directors has reviewed the merits of a share repurchase program. We believe that the prices at which Newport’s common stock have traded recently do not reflect the true long-term value of the company. Based on this analysis, as well as on other factors, including our cash position and expected future cash needs and our breakeven analysis, we believe that a repurchase program will increase value for our stockholders. Such repurchases are also expected to offset the dilution to earnings per share that occurs when shares are issued under our stock option and employee stock purchase plans. We believe that our strong cash balance, coupled with our expected future cash generation from operating activities, will give us sufficient cash to buy back these shares while continuing to pursue other opportunities such as capital expenditures, acquisition activities and investments in technology or businesses.”

SECOND QUARTER 2003 BUSINESS OUTLOOK

The following statements refer to the company’s continuing operations, and are based on current expectations. These statements are forward-looking, and actual results may differ materially as a result of the factors more specifically referenced below.

The company believes that sales for the second quarter of 2003 will be slightly higher than the first quarter of 2003 and that its book-to-bill ratio in the second quarter of 2003 will be greater than 1.0. However, due to the recent low order levels, such sales increase is expected to be in the low-to-mid single digits on a percentage basis.

Gross profit for the second quarter of 2003 is expected to be slightly higher than the first quarter of 2003, or in the range of $11.2 million to $12.2 million.

SG&A expenses for the second quarter of 2003 are expected to be approximately equal to or slightly higher than the $11.6 million recorded in the first quarter of 2003. The cost reduction actions implemented in recent quarters are expected to be offset somewhat by increased spending on governance and compliance programs and employee merit increases. Although no merit increase is planned for the executive team, a modest 2% increase is planned for most other employees beginning in April 2003.

R&D spending is expected to be between $4.8 million and $5.0 million in the second quarter of 2003.

The company expects interest and other income, net of interest expense, to be between $2.0 million and $2.3 million in the second quarter of 2003, depending on interest rates, cash balances, foreign exchange markets and potential business development activity.

Due to the uncertainty of recovering any income tax benefits from near-term operating losses, and the expected utilization of state and foreign tax benefits, the company does not expect to record any tax expense or benefit in the second quarter of 2003.

For the second quarter of 2003, the company expects to incur a loss of approximately $2.0 million to $3.0 million, or $.05 to $.08 per share.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced technology products and systems to the semiconductor, communications, electronics and research markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, vice president and chief financial officer, will host an investor conference call today, April 30, 2003, at 5:00 p.m. Eastern Time to review the company’s first quarter results and outlook for the second quarter of 2003. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/Investors and www.companyboardroom.com. Rebroadcast over the Internet will be available through 8:00 p.m. Eastern Time, May 6, 2003, on both Web sites. A telephonic playback of the conference call will also be available through 7:00 p.m. Eastern Time, Tuesday, May 6, 2003. Listeners should call (888) 203-1112 (domestic) or (719) 457-0820 (international) and use Reservation No. 498971.

This news release contains forward-looking statements, including without limitation the statements under the heading “Second Quarter 2003 Business Outlook” and the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2002, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing and extent of the recovery in the semiconductor industry; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; the ability of Newport to successfully integrate its acquired and any to-be-acquired companies and the contributions of those companies to Newport’s operating results; risks associated with war, terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2003	2002
Net sales	$33,304	$43,018
Cost of sales	22,254	29,332

Gross profit	11,050	13,686
Selling, general and administrative expense	11,552	11,228
Research and development expense	4,988	6,103

Operating loss	(5,490)	(3,645)
Interest and other income, net	1,573	2,524

Loss from continuing operations before income taxes	(3,917)	(1,121)
Income tax benefit	—	(346)

Loss from continuing operations	(3,917)	(775)
Loss from discontinued operations, net of income tax benefit of $0 for the three months ended March 31, 2003 and 2002, respectively	(1,952)	(3,392)
Cumulative effect of a change in accounting principle	—	(14,500)

Net loss	$(5,869)	$(18,667)

Number of shares used to calculate loss per share:
Basic and diluted	38,516	37,257
Loss per share, basic and diluted:
Loss from continuing operations	$(0.10)	$(0.02)
Loss from discontinued operations, net of income taxes	$(0.05)	$(0.09)
Cumulative effect of a change in accounting principle	—	$(0.39)

Net loss	$(0.15)	$(0.50)

Newport Corporation

Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited)
	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$13,299	$44,059
Marketable securities	262,861	240,254
Customer receivables, net	21,818	18,534
Inventories	54,637	54,964
Assets of discontinued operations	1,226	3,840
Other current assets	6,506	7,995

Total current assets	360,347	369,646
Property, plant and equipment, net	34,720	35,774
Goodwill, net	57,606	57,529
Deferred tax assets	15,570	15,570
Investments and other assets	8,617	7,819

	$476,860	$486,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,064	$6,213
Accrued payroll and related expenses	7,410	9,900
Current portion of long-term debt	3,194	2,214
Accrued restructuring costs	2,285	3,910
Deferred revenue	1,080	2,675
Liabilities of discontinued operations	112	161
Accrued warranty obligations	1,407	2,047
Other current liabilities	9,193	9,133

Total current liabilities	31,745	36,253
Long-term debt	195	1,230
Other liabilities	1,875	2,338
Stockholders’ equity	443,045	446,517

	$476,860	$486,338